Exhibit 2

PARTNERSHIP INTEREST PURCHASE AGREEMENT

                THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of the 28th day of June, 2002, by and among U.S. Medical Development, Inc., a Nevada corporation (the “Buyer”), and HealthTronics Surgical Services, Inc., a Georgia corporation (“Parent”), and Litho Management, Inc. a Texas corporation and a wholly owned subsidiary of Parent (“Litho”).

W I T N E S S E T H

                WHEREAS, Litho desires to sell, assign and transfer to the Buyer, and the Buyer desires to purchase from Litho, the general partnership interests and limited partnership interests of Litho (the “Interests”) in U.S. Lithotripsy, L.P., a Texas limited partnership (the “Partnership”); and

                WHEREAS, the parties wish to set forth their agreement with respect to the purchase and sale of the Interests and other matters.

                NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises herein contained, the parties agree as follows:

1.             Purchase, Sale, Assignment and Assumption of the GP Interests and LP Interest.

1.1          Purchase, Sale, Assignment and Assumption.  Subject to the terms and conditions hereof, at the Closing (as defined in Section 1.4 hereof) Litho shall sell, assign, convey and otherwise transfer to the Buyer, and the Buyer shall purchase from Litho, all right, title, interest and obligations of Litho in, to and under the entire Interests, free and clear of any and all security interests, liens, claims, agreements, obligations and encumbrances of any nature whatsoever other than those specified in the Partnership Agreement (as defined in Section 2.2).

1.2          Purchase Price.  In consideration of the sale, assignment and transfer of the Interests pursuant to Section 1.1 hereof, the Buyer agrees to pay to Parent the sum of $6,800,000.00 (the “Purchase Price”), which consideration shall be represented by a non-recourse Promissory Note (“Note”) in the form attached hereto as Exhibit A.

1.3          No Assumption of Liability.  Except as expressly provided in this Agreement, neither party shall assume or shall be deemed to have assumed any liability or obligation of any other party of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise (a “Liability”).

1.4            Closing.  The closing of the transactions contemplated hereby (respectively, the “Closing” and the “Transactions”) shall be held on June 28, 2002, or such later date determined by the mutual agreement of the parties, but in any event no later than September 30, 2002 (the “Closing Date”), at the offices of Haynes and Boone, LLP, 201 Main Street, Suite 2200, Fort Worth, Texas 76102, or at such other location as the Buyer shall designate.

2.             Representations and Warranties of Parent and Litho.

Each of Parent and Litho, jointly and severally, on its own behalf and on behalf of the Partnership, as applicable, represents and warrants to the Buyer, as of the date hereof, as follows:

2.1          Authority.  Each of Parent and Litho possesses full corporate or partnership power and authority to execute and deliver this Agreement and to consummate the Transactions.  This Agreement has been duly and validly executed and delivered by each of Parent and Litho and constitutes the legal, valid and binding obligation of   Parent and Litho, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general principles of equity.

2.2          No Violation.  The execution and delivery of this Agreement by the Parent and Litho and the performance by each of them of the Transactions do not (A) violate any provision of the Articles of Incorporation or By-laws of either Parent or Litho or the Partnership Organizational Documents (defined below), (B) violate any law or regulation of any United States federal, territorial, state or local governmental or regulatory agency or authority (an “Authority”), (C) require the consent or approval of any Authority which has not been obtained or (D) result in a breach of any provision of, or require the consent or approval of any third party which has not been obtained under, or result in the creation or imposition of any security interest, lien, claim or other encumbrance upon any portion of the assets of the Partnership pursuant to the terms of any contract or agreement to which the  Parent or Litho or the Partnership is a party.  Parent and Litho  have heretofore delivered to the Buyer true, correct and complete copies of (A) the Certificate of Limited Partnership of the Partnership and all amendments thereto, (the “Partnership Certificate”), (B) the Limited Partnership Agreement of the Partnership and all amendments thereto (the “Partnership Agreement”), and (C) all other organizational documents, if any, of the Partnership governing the ownership, operation, voting and control of the Partnership ((A), (B) and (C) are, collectively, the “Partnership Organizational Documents”).

2.3          Title to the Interests.

(A)          Litho Management, Inc. is the record and beneficial owner of and has good and valid title to a 1.0 percent general partnership interest and a 39.6 percent limited partnership interest in the Partnership, free and clear of any and all security interests, liens, claims, agreements, obligations and encumbrances of any nature whatsoever other than those specified in the Partnership Agreement.

(B)           The delivery by Litho of the Interests to the Buyer at the Closing shall convey to the Buyer good and valid title to the Interests, free and clear of all, and shall not result in Buyer being subject to any, security interests, liens, claims, agreements, obligations and encumbrances of any nature whatsoever, other than those specified in the Partnership Agreement.

(C)           Except as set forth on Schedule 2.3, neither Parent nor Litho has any obligation to make any capital contribution, loan or  other payment or any other transfer of assets or services to the Partnership.

2.4          Structure of the Partnership.  To the knowledge of Litho or Parent, the Partnership is comprised solely of the following (A) Litho, which is the only general partner of the Partnership with a 1 percent general partnership interest in the Partnership and a 39.60 percent limited partner in the Partnership,  (B) John M. House, M.D. who is a 26.69 percent limited partner in the Partnership, (C) Scott Spoerl who is a 4.44 percent limited partner in the Partnership, (D) H.P. Hezmall, M.D. who is a 3.00 percent limited partner in the Partnership,  (E) David Ellis, M.D. who is a 3.00 percent limited partner in the Partnership, (F) Paul Thompson, M.D. who is a 13.36 percent limited partner in the Partnership, and (G) Steve House, who is a 8.91 percent limited partner in the Partnership.

To the knowledge of Litho or Parent, no other person or entity has, or possesses any rights to acquire, any ownership or equity interest in the Partnership or its capital, profits or distributions.

2.5          Contracts and Commitments.

(A)          Contracts.  To the knowledge of Litho or Parent and except as set forth herein or set forth on Schedule 2.5, Section 2.6 herein (with respect to agreements to lend or borrow money), or any other one or more Schedules hereto, the Partnership is not a party to any:

(1)           lease of real property, or commitment, contract, obligation or agreement for the purchase or sale of real property (hereinafter, commitments, contracts, obligations and agreements of any nature shall all be included in the term “agreement”), except for the sublease agreement between the Partnership and Urology Associates of  North Texas, LLP ;

(2)           employment agreement with any officer, employee, director or consultant which is not terminable without severance liability in excess of $ 10,000.00 at the discretion of the Partnership on thirty (or fewer) days’ notice from the Partnership;

(3)           any agreement to lend or borrow money;

(4)           collective bargaining agreement with any labor union or other representative of employees;

(5)           agreement guaranteeing the payment or performance of the obligations of others, except in the ordinary course of business;

(6)           lease of any personal property under the express terms of which the Partnership shall hereafter be obligated to make aggregate payments exceeding one hundred thousand dollars ($100,000.00);

(7)           ongoing agreement for the sale or purchase of products or services by the Partnership under the terms of which the Partnership could hereafter be entitled to receive or obligated to make aggregate payments exceeding one hundred thousand dollars ($100,000.00 ) for any such agreement;

(8)           partnership or joint venture agreement the existence of which

Litho has not informed the Limited Partners of the Partnership; the existence of which Litho has not informed the Limited Partners of the Partnership;

(9)           security or pledge agreement; or

(10)         any other agreement material to the Partnership.

(B)          Enforceability and Assignability.  Each of the agreements set forth on Schedule 2.5 and the requirements relating to the indebtedness referenced in Section 2.6 (the “Contracts”) is enforceable and in full force and effect, except as such enforceability and effectiveness may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors rights generally and by general principles of equity; and the Partnership is not in breach or default, nor are there any facts that with notice or lapse of time would cause a breach or default under any of the Contracts, nor is either Parent or Litho aware of any existing breach or default or of any facts that with notice or lapse of time would constitute a breach or default of any such Contract by any party thereto.  Each of the written Contracts incorporates all of the material terms and conditions agreed to by the parties thereto.  The consummation of the Transactions will not be deemed to be an assignment of any of the Contracts requiring the consent of any other person.  In addition,  to the knowledge of Parent and Litho, the Interests are assignable by Litho and are assumable by Buyer pursuant to the Partnership Agreement and the other Partnership Organizational Documents without the need for consent or approval of any other person, except consents of the Limited Partners, which is being obtained by their joining this Agreement.

2.6          Indebtedness of the Partnership.  To the knowledge of Litho or Parent and except for a (i) loan from Texas Bank, Grapevine, Texas, in the principal amount of $18,812.98 as of June 3, 2002, (ii) a loan from HealthTronics Surgical Services, Inc. in the outstanding principal amount of $72,760.61 and (iii) the guaranty of loans of partnerships to which the Partnership acts as general partner as provided on Schedule 2.7, the Partnership has no, nor shall the consummation of the Transactions result in the Partnership being subject to, any debt, guaranty, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, due or to become due, or known or unknown.

2.7          Litigation.  There is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending, or to the knowledge of Parent or Litho, threatened against the Partnership, nor any investigation that might result in any such suit, action or proceeding.

3.             Representations and Warranties of the Buyer.  Buyer, on its own behalf and on behalf of the Partnership where acting as manager of the Partnership, as applicable, represents and warrants to Litho and Parent, as of the date hereof, as follows:

3.1.         Authority and No Violation.  The Buyer represents and warrants to Litho and Parent that the Buyer possesses full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general principles of equity.  The execution and delivery of this Agreement by the Buyer and the performance by it of the Transactions do not violate the Articles of Incorporation or Bylaws of the Buyer or, to the Buyer’s knowledge, (A) violate any law or regulation of any Authority, or (B) result in a breach of any provision of, or require the consent or approval of any third party which has not been obtained under, the terms of any contract or agreement to which the Buyer is a party, or the consent or approval of any Authority, which violation, breach or consent or approval (if not obtained) would have a material adverse effect on the business, operations or financial condition of the Buyer or on the Transactions.

3.2          Structure of the Partnership.  To the knowledge of Buyer, the Partnership is comprised solely of the following (A) Litho, which is the only general partner of the Partnership with a 1 percent general partnership interest in the Partnership and a 39.60 percent limited partner in the Partnership,  (B) John M. House, M.D. who is a 26.69 percent limited partner in the Partnership, (C) Scott Spoerl who is a 4.44 percent limited partner in the Partnership, (D) H.P. Hezmall, M.D. who is a 3.00 percent limited partner in the Partnership,  (E) David Ellis, M.D. who is a 3.00 percent limited partner in the Partnership, (F) Paul Thompson, M.D. who is a 13.36 percent limited partner in the Partnership, and (G) Steve House, who is a 8.91 percent limited partner in the Partnership. To the knowledge of Buyer, no other person or entity has, or possesses any rights to acquire, any ownership or equity interest in the Partnership or its capital, profits or distributions.

3.3          Contracts and Commitments.

(A)          Contracts.  To the knowledge of Buyer and except as set forth herein, Section 2.6 herein (with respect to agreements to lend or borrow money), or set forth on Schedule 3.3, or any other one or more Schedules hereto, the Partnership is not a party to any:

(1)           lease of real property, or commitment, contract, obligation or agreement for the purchase or sale of real property (hereinafter, commitments, contracts, obligations and agreements of any nature shall all be included in the term “agreement”), except for the sublease agreement between the Partnership and Urology Associates of North Texas, LLP;

(2)           employment agreement with any officer, employee, director or consultant which is not terminable without severance liability in excess of $ 10,000.00 at the discretion of the Partnership on thirty (or fewer) days’ notice from the Partnership;

(3)           any agreement to lend or borrow money;

(4)           collective bargaining agreement with any labor union or other representative of employees;

(5)           agreement guaranteeing the payment or performance of the obligations of others, except in the ordinary course of business;

(6)           lease of any personal property under the express terms of which the Partnership shall hereafter be obligated to make aggregate payments exceeding one hundred thousand dollars ($100,000.00);

(7)           ongoing agreement for the sale or purchase of products or services by the Partnership under the terms of which the Partnership could hereafter be entitled to receive or obligated to make aggregate payments exceeding one hundred thousand dollars ($100,000.00 ) for any such agreement;

(8)           partnership or joint venture agreement the existence of which the

Buyer has not informed the Limited Partners of the Partnership; the existence of which the Buyer has not informed the Limited Partners of the Partnership

(9)           security or pledge agreement; or

(10)         any other agreement material to the Partnership.

(B)          Enforceability and Assignability.  Each of the agreements set forth on Schedule 3.3 and the agreements relating to the indebtedness described in Section 3.4 (the “Contracts”) is enforceable and in full force and effect, except as such enforceability and effectiveness may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors rights generally and by general principles of equity; and the Partnership is not in breach or default, nor are there any facts that with notice or lapse of time would cause a breach or default under any of the Contracts, nor is Buyer aware of any existing breach or default or of any facts that with notice or lapse of time would constitute a breach or default of any such Contract by any party thereto.  Each of the written Contracts incorporates all of the material terms and conditions agreed to by the parties thereto.  The consummation of the Transactions will not be deemed to be an assignment of any of the Contracts requiring the consent of any other person.  In addition,  to the knowledge of Buyer, the Interests are assignable by Litho and are assumable by Buyer pursuant to the Partnership Agreement and the other Partnership Organizational Documents without the need for consent or approval of any other person, except consents of the Limited Partners, which is being obtained by their joining this Agreement.

3.4          Indebtedness of the Partnership.  To the knowledge of Buyer and except for (i) a loan from Texas Bank, Grapevine, Texas, in the principal amount of $18,812.98 as of June 3, 2002, a loan from HealthTronics Surgical Services, Inc. in the outstanding principal amount of $72,740.00, and (iii) the guaranty of loans of partnerships to which the Partnership acts as general partner as provided on Schedule 3.4, the Partnership has no, nor shall the consummation of the Transactions result in the Partnership being subject to, any debt, guaranty, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, due or to become due, or known or unknown.

3.5          Litigation.  There is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending, or to the knowledge of Buyer, threatened against the Partnership, nor any investigation that might result in any such suit, action or proceeding.

4.             Certain Covenants of Parent or Litho.

4.1        Transactional Taxes.  Each of Parent and Litho shall be liable for, and shall indemnify and hold harmless the Buyer and the Partnership against, all sales, use, transfer, conveyance, bulk transfer, value added or other such taxes, duties, excises or governmental charges imposed by any taxing jurisdiction with respect to the sale, transfer, or assignment of the Interests or otherwise on account of this Agreement or the Transactions.

4.2          Access.  Each Parent and Litho shall provide to Buyer complete access to the facilities, books, and records of the Partnership and the partnerships of which the Partnership is the general partner and shall cause their directors, employees, accountants, and other agents and representatives to cooperate fully with each representative of Buyer (“collectively, “Representatives”) in connection with Buyer’s due diligence investigation, if any, of the Partnership and the assets, contracts, liabilities, operations, records and other aspects of its business and business of the partnerships for which the Partnership serves as general partner.

4.3          Operations.  Each of Litho and Parent covenants and agrees on its own behalf and on behalf of the Partnership that the operations and financial affairs of the Partnership and the partnerships of which the Partnership is the general partner will be conducted in its ordinary course of business consistent with past practices during the period from the effective date hereof until the Closing.

4.4          Certain Covenants of the Buyer.

(A)          On reasonable notice at any time after the Closing Date, the Buyer shall permit representatives of Litho or Parent full and free access at the Litho’s or Parent’s expense, during normal business hours, to all correspondence, contracts, agreements and purchase and sale orders and other books and records of the Partnership relating to the operation of the business of the Partnership on or prior to the Closing Date for purposes of inspection and/or copying.  The Buyer shall cause all such materials to be preserved for at least six years after the Closing Date and shall not thereafter destroy or otherwise dispose of any such materials unless it shall have notified the Parent at least six months before such disposition and given the Parent the opportunity to remove and retain such materials.

(B)           Without limiting the foregoing, the Buyer agrees that, at the Parent’s expense, for a period of six years after the Closing Date, it will assist and cooperate with the Parent in collecting and assembling information relating to the operation of the business of the Partnership on or prior to the Closing Date that customarily has been provided or used in connection with the preparation of any and all tax returns, information returns or other reports required to be filed by the Parent or any affiliate of the Parent with any Authority and shall make available to the Parent the services of personnel reasonably necessary to enable the Parent or any affiliate of either Parent to prepare and file any and all tax returns, information returns or other reports required to be filed by Parent or other affiliate of Parent with any Authority and/or to respond to and conduct any and all tax audits or other tax determinations or proceedings.

(C)           Buyer will use its best efforts to remove each of Parent or Litho as a guarantor from any and all loans of the Partnerships or any of the partnerships or other entities in which the Partnership owns an interest, including, but not limited to, the loans described in Section 2.6 and listed on Schedule 2.7 of this Agreement (collectively, the “Partnership Loans”).  Buyer also agrees and covenants that it will not change the terms of any Partnership Loans without the prior written consent of Parent and that Buyer will cause the Partnership Loans to be paid in accordance with their respective amortization schedules.

4.5          Certain Covenants of the Parties.

(A)          Filings.  Each of the Buyer and the Parent, on its own behalf and on behalf of the Partnership, shall promptly take all such action as may, under applicable law, be necessary or appropriate for, and will promptly file and, if appropriate, use its best efforts to have declared effective or approved all documents and notifications with or to any Authority that are necessary or appropriate for the consummation of the Transactions, and each of the Buyer and the Parent shall promptly give the other party information requested by such other party pertaining to it and its affiliates that is reasonably necessary to enable such other party to take such actions and file in a timely manner all documents and notifications required to be so filed by applicable law.

(B)           Other Actions.  Each of the Buyer, Litho and the Parent, on its own behalf and on behalf of the Partnership, shall use its reasonable best efforts to consummate the Transactions and make them effective as promptly as practicable, including, without limitation, (i) defending lawsuits or other proceedings challenging this Agreement or the consummation of any of the Transactions, (ii) using reasonable best efforts to lift any injunction or order adversely affecting this Agreement or the consummation of the Transactions or (iii) using reasonable best efforts to obtain any consents necessary for its performance of the Transactions.

5.             Conditions to Obligations of the Buyer and the Parent or Litho.

5.1          The Buyer’s Conditions.  The due diligence and investigation regarding the Transaction and all matters relating to the Partnership shall be satisfactory to Buyer and at the Closing, the Parent or Litho will deliver or cause to be delivered to the Buyer:

(A)          Certificate.  A Certificate of the Secretary of each of Parent and Litho certifying (i) copies of resolutions duly adopted by the Board of Directors of each of Parent and Litho authorizing and approving the execution, delivery and performance of this Agreement and the other agreements and documents executed and delivered in connection herewith, (ii) that all Partnership action necessary to approve the execution, delivery and performance of this Agreement, and the other agreements and documents executed and delivered by the Partnership in connection herewith, shall have been duly and validly taken and (iii) such other matters as the Buyer may reasonably request;

(B)          Assignment and Assumption Agreement and Amendment to Partnership Agreement.  An Assignment and Assumption Agreement and Amendment to Partnership Agreement, providing for the sale, assignment and assumption of the Interests set forth in Section 1.1 above and, if recommended by counsel to the Buyer, the admission and substitution of the Buyer as the general partner of the Partnership, substantially in the form satisfactory to the Buyer, Litho and Parent and their legal counsel (the “Assignment and Assumption and Amendment Agreement”) executed by each of Buyer and the Parent and Litho and such other documentation as shall be reasonably requested by the Buyer to evidence the valid assignment of the Interests and, if recommended by legal counsel to the Buyer, the admission and substitution of the Buyer as the general partner of the Partnership.

(C)          Amendments to Partnership Certificate.  If advised to do so by legal counsel to the Buyer, Certificate of Amendment to the Partnership Certificate, evidencing the substitution and admission of the Buyer as the general partner of the Partnership, in a form satisfactory to the Buyer and its legal counsel, executed by each of Buyer and the Parent and Litho.

5.2          Parent’s and Litho’s Conditions.  At the Closing, the Buyer will deliver or cause to be delivered to the Parent:

(A)          Certificate.  A Certificate of the Secretary of the Buyer certifying (i) copies of resolutions duly adopted by the Board of Directors of the Buyer authorizing and approving the execution, delivery and performance of this Agreement and the other agreements and documents executed and delivered in connection herewith and (ii) such other matters as the Parent or Litho may reasonably request;

(B)          Assignment and Assumption of Agreement and Amendment to Partnership Agreement.  An Assignment and Assumption and Amendment Agreement, executed by the Buyer.

(C)          The Note.

(D)          The Pledge Agreement to secure the Note in the form attached hereto as Exhibit B.

6.             Survival of Representations; Indemnities.

6.1          Survival; Liability.

(A)          Survival.  The representations and warranties contained in this Agreement shall survive the sale, assignment and transfer to the Buyer of the Interests and shall continue in full force and effect for one year following the Closing (the “Expiration Date”), except that the representations and warranties contained in Section 2.3 shall last forever. The agreements and covenants contained in this Agreement shall survive in accordance with their terms.

(B)          No Effect on Liability.  None of (i) the consummation of the Transactions, (ii) the delay or omission of any party to exercise any of its rights under this Agreement or (iii) any investigation or disclosure that any party makes, any notice that any party gives, or any knowledge that any party obtains as a result thereof, or otherwise, shall (x) affect the liability of the parties to one another for breaches of their covenants contained in this Agreement, (y) affect the liability of the parties to one another for misrepresentation under this Agreement, or (z) prevent any party from relying on the representations contained in this Agreement.

6.2          Indemnities.

(A)          Parent’s Indemnity.  The Parent agrees to indemnify and hold the Buyer harmless from and against any and all liabilities, damages, obligations, claims and expenses (including, without limitation, costs of investigation and defense and  reasonable attorney’s fees) (collectively “Losses”) that the Buyer sustains or becomes subject to as a result of , arising out of or relating to (i) the breach of any of the warranties, representations, covenants or agreements of the Parent or Litho made herein less any amounts actually received by Buyer in respect of such Loss under insurance policies, (ii) the ownership of the Interests or the operation of the Partnership in any period prior to the Closing, or (iii) any Liability of Parent or Litho.

(B)          The Buyer’s Indemnity.  The Buyer agrees to indemnify and hold the Parent or Litho harmless from and against all Losses that either Parent or Litho sustains or becomes subject to as a result of (i) the breach of any of the warranties, representations, covenants or agreements of the Buyer made herein less any amounts actually received by either Parent or Litho in respect of such Loss under insurance policies, (ii) ownership of the Interests or the operation of the Partnership in any period subsequent to the Closing, or (iii) any Liability of Buyer.

(C)          Third Party Claim.  Promptly after receipt by the Buyer or the Parent of notification of the assertion, or possible assertion, by a third party of any claim, action, suit, proceeding or demand with respect to which indemnification shall or may be claimed by the Buyer or the Parent pursuant to this Section 6 (the “Third Party Claim”) (such recipient being referred to hereinafter as the “Indemnitee”) the Indemnitee shall give written notice describing the Third Party Claim in reasonable detail (an “Indemnity Notice”) to the other party (herein, the “Indemnitor”).  Failure by the Indemnitee to send the Indemnity Notice shall not release the Indemnitor from its obligations hereunder except to the extent that the failure to send the Indemnity Notice prejudices the rights of the Indemnitor.  The Indemnitor shall, at its option, have full authority to defend any such claim, action, suit, proceeding or demand, in the name of such Indemnitee or otherwise as the Indemnitor shall elect utilizing counsel reasonably acceptable to the Indemnitee, unless (i) the Indemnitee reasonably objects to such assumption on the ground that counsel for such Indemnitor cannot represent both the Indemnitee and the Indemnitor because such representation would be reasonably likely to result in a conflict of interest or because there may be defenses available to the Indemnitee that are not available to such Indemnitor, (ii) the Indemnitor is not capable (by reason of insufficient financial capacity, bankruptcy, receivership, liquidation, managerial deadlock, managerial neglect or similar events) of maintaining a reasonable defense of such action or proceeding, (iii) the action or proceeding seeks injunctive or other equitable relief against the Indemnitor, or (iv) the amount in controversy exceeds the amount for which the Indemnitor is liable under this Section 6.2.  The Indemnitor shall not adjust, compromise or settle any such claim, action, suit, proceeding or demand without the written consent of the Indemnitee, which consent shall not be unreasonably withheld.  As to any Third Party Claim the defense of which has been assumed by the Indemnitor, (i) the Indemnitee shall cooperate fully in such defense as and to the extent reasonably requested by the Indemnitor (such cooperation shall include the retention and, upon the Indemnitor’s request, the provision to the Indemnitor of records and information that are reasonably relevant to such claim or demand and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder) and (ii) the Indemnitor shall not, subsequent to such assumption, be liable for any legal expenses incurred by the Indemnitee.  In the event of any claim under this Section 6 for indemnification (whether or not in connection with a Third Party Claim), the Indemnitee shall promptly advise the Indemnitor in writing, in reasonable detail, of the amount and circumstances surrounding said claim (which notice shall also be deemed to be an Indemnity Notice).

(D)          Indemnity Notices.  No claim for indemnification under this Section 6 for breach of any representation or warranty may be asserted after the Expiration.  No claim for indemnification hereunder shall be deemed to have been made or asserted unless the Indemnitee shall have delivered an Indemnity Notice with respect thereto to the Indemnitor.  The indemnity in this Section 6 shall be the exclusive remedy for any misrepresentation or breach of warranty or breach of any covenant or agreement in this Agreement.

(E)           Certain Limitations.  Notwithstanding anything herein to the contrary, nothing contained herein shall be construed to require the Buyer or the Parent or Litho to seek recovery for any Loss under any insurance policy.

7.             Further Assurances and Cooperation.  Following the Closing, the Parent, Litho and the Buyer shall each promptly execute, deliver and/or file such documents, and promptly take such other actions, as shall be reasonably requested by the other party to effectuate the Transactions.

8.             Additional Agreements.

8.1          Prior Agreements.  Parent, Litho, and Buyer hereby each agrees and acknowledges that, upon the consummation of the Transactions, the following agreements shall be terminated and of no further force and effect: (i) the Management Agreement dated April 1, 2002, among the Partnership, the Buyer and U.S.M.D., Ltd., a Texas limited partnership (“USMD”);  (ii) the Letter Agreement dated April 1, 2002, between USMD and HT Orthotripsy Management Company, LLC., a Georgia limited liability company (“HTO”) in regard to the purchase by USMD, and the sale by HTO in certain orthotripsy partnerships; and (iii) the Letter Agreement among USMD,  Parent, and Litho dated April 1, 2002, regarding  the purchase by USMD, and the sale by Parent and Litho, of a certain general partnership interests and limited partnership interests in the Partnership or, in the alternative, the purchase by Parent and Litho of all of the limited partnership interests of the Partnership.

8.2  Non-Solicitation.  Each of Buyer, Parent, Litho, and, by joining into this Agreement, USMD Medical Services, Inc. (“USMD”) agrees, for a period of 5 years from the Closing Date, not to, directly or indirectly, solicit or encourage or permit their respective affiliates to solicit or encourage any physician limited partner in the limited partnerships listed in Schedule 8.2 hereof (i) to terminate his or her interest in such partnership or (ii) to form or participate in a new entity engaged in the business providing lithotripsy services which is affiliated with the Buyer, USMD, Parent, or Litho, as the case may be. This prohibition shall not apply to the following physicians: Stephen Lapin, Richard Goldfarb, Larry Lipshultz, Brian Powers, Gary Smith, J. David Wright, Mark Sutton, and Felipe Nery Flores-Sandoval.  Further, if a limited partner who may not be solicited or encouraged as provided above contacts the Buyer the Parent, or their respective affiliates, as the case may be, voluntarily and on an unsolicited basis, then the Buyer or Parent, as the case may be, agrees to inform such limited partner that the Parent or Buyer, as the case may be, may not conduct a transaction prohibited hereby unless the limited partner obtains the written consent of the Buyer or Parent, as the case may be.

9.             Confidentiality; Press Release.  Prior to the Closing, and for five years thereafter each party hereto shall treat in confidence, and not disclose without the prior consent of the other parties hereto, all documents, materials and other information which it shall have obtained regarding the other party during the course of negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, except for disclosure required by law, or in connection with any lawsuit between or involving the parties or any party hereto.  The obligation to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, or (c) became known to the public through no fault of such party.  No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of all other parties, except as expressly required by law.  Should either party determine the requirements of law required to issue a press release or other public announcement it shall notify the other party as soon as reasonably practicable to give the other party time to review and reasonably approve  the contents of such public announcement or press release.

10.          General Provisions.

                                10.1        Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally (including express courier) or sent by telecopy (and promptly confirmed by mail) or sent by prepaid registered or certified mail (return receipt requested) to the parties at the following addresses:

(A)	if to the Buyer, to
U. S. Medical Development, Inc.
7200 North State Highway 161, Suite 210
Irving, Texas 75039
Attention: Robert A. Yonke
Telecopier: (214) 574-4020

with a copy to:

Haynes and Boone, LLP
201 Main Street, Suite 2200
Fort Worth, Texas 76102
Attention: William D. Greenhill
Telecopier: (817) 347-6602

(B)	if to the Parent, to

HealthTronics Surgical Services, Inc.
1814 West Oak Parkway, Suite A
Marietta, GA 30062
Attention: Argil Wheelock, CEO
Telecopier: (770) 419-9490

Litho Management, Inc.
1814 West Oak Parkway, Suite A
Marietta, GA 30062
Attention: Argil Wheelock, CEO
Telecopier: (770) 419-9490
with a copy to:

HealthTronics Surgical Services, Inc.
1814 West Oak Parkway, Suite A
Marietta, GA 30062
Attention: Ted Biderman, General Counsel
Telecopier: (770) 419-9490

Notices sent as aforesaid shall be deemed given and effective upon receipt.  Any party (and any other person or entity designated to receive notice) may change its address or telecopy number for notice by delivery to all other parties of notice to such effect in the manner set froth herein.

10.2        Entire Agreement.  This Agreement (including the Exhibits, Schedules, documents and instruments referred to or incorporated herein) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties  with respect to the subject matter hereof and thereof.

10.3        Third Parties; Assignment.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.  The Parent or Litho may not assign this Agreement nor any interest therein without the prior written consent of the Buyer.  The Buyer may assign this Agreement or any interest therein without the consent of the Parent or Litho.

10.4        Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas (without regard to principles of conflicts of law).

10.5        Counterparts.  This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

10.6        Definition of “Affiliate”  For purposes of this agreement  an affiliate of Parent / Litho or USMD/Buyer is a person that directly, or through one or more  intermediaries, controls, or is controlled by, or is under common control with Parent/ Litho/ or USMD/ Buyer, as the case may be.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or other interests, by contract, credit arrangement, or otherwise.

10.7        Amendment.  This Agreement may only be amended by an instrument in writing signed by the parties hereto.

10.8        Waiver.  Any term or provision of this Agreement may be waived at any time by the party or parties entitled to the benefits thereof but (A) no such waiver shall be effective unless in writing and signed by the party claimed to have made such waiver, and (B) no waiver of any term, provision or breach of this Agreement shall operate or be construed as a waiver of the same or any other term or provision, or any other breach of this Agreement, on any other occasion.

10.9        Attorneys Fees.  In the event any action is brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and costs incurred in said action.

* * * * *

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

U.S. Medical Development, Inc.

By:	/s/ John M. House, M.D.
Name: John M. House, M.D.
Title: President

PARENT:

HEALTHTRONICS SURGICAL SERVICES, INC., a Georgia corporation

By:	/s/ Argil Wheelock
Name: Argil Wheelock LITHO MANAGEMENT, INC. a Texas corporation

By:	/s/ Argil Wheelock
Name: Argil Wheelock
Title: President and CEO
Title: President and CEO

LITHO:

USMD:

U.S.M.D. Ltd., a Texas Limited partnership

By: U.S.M.D. 1, L.L.C., general partner

	By:	/s/ John M. House, M.D.
Name: John M. House, M.D.
Title: President

                By signing this Agreement, the undersigned Limited Partners of the Partnership waive any conditions precedent to the sale and assignment of the Interests that are contained in the Partnership Agreement, including, but not limited to, any such conditions contained in Section 10 of the Partnership Agreement.

                The undersigned expressly consent to the substitution of U. S. Medical Development, Inc. as the sole general partner of and a 39.6 percent limited partner in the Partnership, to the execution and delivery by U. S. Medical Development, Inc. and/or Litho Management, Inc. of any and all documents necessary to effect such substitution and to the amendment of the Partnership Agreement to reflect such substitution.

                Dated June 28, 2002.

LITHO MANAGEMENT, INC.

By:	/s/ Argil Wheelock
Argil Wheelock, President

/s/ John M. House, M.D.
John M. House, M.D.

/s/ Scott Spoerl
Scott Spoerl

/s/ H. P. Hezmall, M.D.
H. P. Hezmall, M.D.

Paul Thompson, M.D.

/s/ Steve House
Steve House

/s/ David Ellis, M.D.
David Ellis, M.D.

Exhibit A

PROMISSORY NOTE

$6,800,000.00	June 28, 2002

                                Pursuant to the Partnership Interest Purchase Agreement (the “Agreement”) by and among U.S. Medical Development, Inc., a Nevada corporation (“USMD”), HealthTronics Surgical Services, Inc., a Georgia corporation (“HTRN”) and Litho Management, Inc., a Texas corporation, dated June 28, 2002, the undersigned USMD, promises to pay to the order of HTRN (collectively, HTRN or any subsequent holder(s) hereof are referred to generically as “Holder”), at 1841 West Oak Parkway, Suite A, Marietta, Georgia  30062  or at such other place as the Holder may from time to time designate in writing, the principal sum of SIX MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($6,800,000.00).

                                1.             Interest.  This promissory note is non-interest bearing.

                                2.             Payments.

                                                (a)           USMD shall pay Holder the entire principal balance hereof on July 15, 2002.

                                                (b)           USMD shall have the right to prepay this Note at any time, in whole or in part, without premium or penalty.

                                3.             Event of Default.

                                                (a)           Any one or more of the following shall constitute an “Event of Default” hereunder, if not cured within the “cure period” defined below:

                                                (i)            USMD fails to pay make payment of principal or interest on this Note when due;

                                                (ii)           USMD shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of its creditors;

                                                (iii)          a proceeding in bankruptcy or for the reorganization of USMD or the readjustment of any of its debts under the United States Bankruptcy Code, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by USMD or shall be commenced against USMD and not be dismissed within 60 days; or

                                                (vi)          a receiver or trustee shall be appointed for USMD or for any substantial part of its assets, or any proceeding shall be instituted for the dissolution or the full or partial liquidation of USMD and not be dismissed within 60 days.

                                                (b)           The “cure period” is thirty (30) days after HTRN gives USMD written notice of a default under (a) (1) above.  There is no cure period for a default under (a) (ii), (iii),  or (iii).

                                                (c)           Upon the occurrence of an Event of Default, the Holder of this Note may elect to accelerate this Note in its entirety including principal and interest then accrued, whereupon, without notice, presentation or demand, all of the same shall at once become due and payable.  USMD agrees to pay all costs of collection, including, but not limited to, reasonable attorney’s fees, professional fees, and court costs incurred by the Holder as a result of any Event of Default.

                                4.             Non-Recourse Debt. This Note is given by USMD to HTRN in payment for the Interests which are pledged as security for this Note pursuant to that certain Pledge Agreement, dated as of  June 28, 2002, between HTRN and USMD (the “Pledge Agreement”).   HTRN’s sole remedy upon the occurrence of an Event of Default shall be to exercise its rights against the Interests under the Pledge Agreement.  THIS  NOTE IS  NON-RECOURSE  DEBT OF USMD WHICH, IF NOT PAID IN FULL, SHALL BE DISCHARGED AND SATISFIED SOLELY BY THE EXERCISE OF REMEDIES PROVIDED FOR IN THE PLEDGE AGREEMENT.  NO PERSONAL OR DEFICIENCY JUDGMENT, ORDER OR EXECUTION ENTERED OR ISSUED IN ANY SUIT, ACTION OR PROCEEDING, WHETHER LEGAL OR EQUITABLE, UNDER THIS NOTE SHALL BE TAKEN AGAINST USMD OR ANY PERSON AFFILIATED WITH USMD FOR THE PURPOSE OF OBTAINING SATISFACTION AND PAYMENT OF THE DEBT EVIDENCED BY THE NOTE, FROM ANY ASSET OR PROPERTY OTHER THAN THE COLLATERAL SECURITY PROVIDED UNDER THE PLEDGE AGREEMENT.

                                5.             Miscellaneous.

                                                (a)           This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of Georgia.

                                                (b)           Presentment for payment, demand, protest and notice of demand, protest and nonpayment and all other notices other than as set forth herein are hereby waived by USMD.  No course of dealing between USMD and the Holder, nor delay or failure on the part of the Holder to exercise or enforce any right or remedy provided for herein or otherwise available to the Holder, including, without limitation, failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State of Georgia.  USMD hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

                                                (d)           No extension of time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of USMD under this Note, either in whole or in part unless Holder agrees otherwise in writing.

                                                (e)           This Note may not be modified orally, but only in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

                                                (f)            This Note may not be assigned without the written consent of USMD.

                                                (g)           Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

                                                (h)           As used herein the terms “USMD” and “HTRN” shall be deemed to include their respective heirs, successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

                IN WITNESS WHEREOF, this Note is executed and delivered as of the date first above written.

U.S. Medical Development, Inc.

By:

Name: John M. House, M.D.

Title: President

Exhibit B

PLEDGE AGREEMENT

                THIS PLEDGE AGREEMENT (the “Agreement”) dated as June 28, 2002, is made by U.S. Medical Development, Inc., a Nevada corporation (“Pledgor”), whose address is 7200 North State Highway 161, Suite 210 for the benefit of HealthTronics Surgical Services Inc, a Georgia corporation (“Pledgee”), whose address is 1814 West Oak Parkway, Suite A, Marietta Georgia 30062.

R E C I T A L S

                A.            The Pledgor has delivered to the Pledgee a non-recourse Promissory Note dated June 28, 2002, payable to the order of the Pledgee in the principal amount of $6,800,000 (the “Note”) in connection with the sale by the Pledgee and the purchase by the Pledgor of the general partnership interests and limited partnership interests of  Litho Management, Inc., a Texas corporation and a wholly owned subsidiary of Pledgee (the “Interests”) in U. S. Lithotripsy, L.P., a Texas limited partnership (the “Partnership”), pursuant to that certain Partnership Interest Purchase Agreement dated June 28, 2002, by and among the Pledgor, the Pledgee, and Litho Management, Inc. (the “ Agreement”).

                B.            Pledgor wishes to provide collateral security for the Secured Indebtedness (as hereinafter defined) in the form of a pledge of the Collateral (as hereinafter defined).

                NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and the direct and indirect material benefit to be received by Pledgor by reason of the Agreement and the Note, which benefit is hereby expressly acknowledged by Pledgor, Pledgor agrees as follows:

SECTION 1

DEFINITIONS

                (a)           Each capitalized term used herein and defined in the Note or the Agreement shall have the meaning assigned to it in the Note and Agreement, respectively, unless otherwise defined herein or the context otherwise requires.  In addition, as used herein, the following terms shall, unless otherwise indicated, have the following meanings:

                “Code” means the Uniform Commercial Code as in effect in the State of Georgia.

                “Collateral” means interests of Pledgor identified in Section 2.1 hereof.

                “Event of Default” has the meaning assigned to such term in Section 4.1.

                “Partnership” means (a) U.S. Lithotripsy, L.P., a Texas limited partnership, as such partnership exists or may hereinafter be restated, amended, or restructured, and (b) any partnership, joint venture, or corporation formed as a result of the restructure, reorganization, or amendment of any of such Partnership.

                “Partnership Agreement” means that certain Limited Partnership Agreement of the Partnership dated as of April 1, 1999, and all modifications, amendments, or restatements thereof.

                “Pledged Partnership Interests” means the Interests as defined in the recitals above and all distributions, proceeds, fees, preferences, payments, or other benefits, which Pledgor now is or may hereafter become entitled to receive with respect to the Interests and with respect to the repayment the Note now or hereafter made by Pledgor to the Pledgee.

                “Secured Indebtedness” shall have the meaning assigned to such term in Section 2.1(c) hereof.

                “Security Interests” means the pledge and security interests securing the Secured Indebtedness, including (a) the pledge and security interest in the Pledged Partnership Interests granted in this Agreement, and (b) all other security interests created or assigned as additional security for the Secured Indebtedness pursuant to the provisions of this Agreement.

                (b)           Whenever the context so requires, the neuter gender includes the masculine and feminine, and the singular number includes the plural, and vice versa.

SECTION 2

COLLATERAL AND OBLIGATIONS

                2.1          Grant of Security Interest.

                (a)           As collateral security for the Secured Indebtedness, Pledgor hereby pledges and grants to Pledgee a first priority lien on and security interest in and to, and agrees and acknowledges that Pledgee has and shall continue to have, a security interest in and to, and assigns, transfers, pledges, and conveys to Pledgee, all of Pledgor’s right, title, and interest in and to the Pledged Partnership Interests and all rights of Pledgor with respect thereto and all proceeds, income, and profits therefrom.

                                (b)           The Security Interests are granted as security only and shall not subject Pledgee or any holder of the Secured Indebtedness to, or transfer or in any way affect or modify, any obligation or liability of Pledgor with respect to any of the Collateral.

                                (c)           The Collateral shall secure the following obligations, indebtedness, and liabilities (whether at stated maturity, by acceleration, or otherwise) (all such obligations, indebtedness, and liabilities being hereinafter sometimes called the “Secured Indebtedness”):

                                (i)            the Note;

                (ii)           all reasonable costs and expenses, including, without limitation, all reasonable attorneys’ fees and legal expenses, incurred by Pledgee to preserve and maintain the Collateral, collect the obligations herein described, and enforce the Note; and

                                (iii)         all extensions, renewals, amendments, and modifications of any of the foregoing.

                (d)           Pledgor shall not have any personal or corporate liability for the payment of the Secured Indebtedness, it being understood that Pledgee shall look solely to the Pledged Collateral to enforce payment of the Secured Indebtedness against Pledgor.

                                2.2          Consent.  To the extent the Partnership Agreement requires the consent or agreement of Pledgor to the transfer, conveyance, or encumbrance of all or any portion of the Pledged Partnership Interests, Pledgor hereby irrevocably consents to (a) the grant of the security interest described in Section 2.1 of this Agreement, and (b) the transfer or conveyance of the Pledged Partnership Interests and other Collateral pursuant to Pledgee’s exercise of its rights and remedies under Section 4.4 of this Agreement or the Note.

SECTION 3

REPRESENTATIONS AND WARRANTIES AND COVENANTS

                Pledgor hereby represents and warrants to Pledgee as follows:

                (a)           This Agreement has been duly executed and delivered by Pledgor and is the legal and binding obligation of Pledgor enforceable in accordance with its terms;

                (b)           Upon execution of this Agreement and an appropriate financing statement by Pledgor and the recording of the financing statement in the appropriate office, Pledgee will have a valid, first, and prior perfected security interest in the Collateral; and

                (c)           The chief executive office and principal place of business of Pledgor is in Irving, Dallas County, Texas and its place of formation is the State of Nevada.

                Pledgor makes the following covenants:

                (a)           Pledgor will not cause, permit, or consent to (i) any amendment or modification to the Partnership Agreement in effect as of the date hereof (except an amendment as contemplated herein), or (ii) any transfer or change in the ownership of the partnership interests in the Partnership;

                (b)           Pledgor will not sell, transfer, mortgage, or otherwise encumber any Collateral in any manner without first obtaining the written consent of Pledgee, which consent may be withheld in Pledgee’s sole and absolute discretion.  Any written consent to any such sale, mortgage, transfer, or encumbrance shall not be construed to be a waiver of this provision in respect of any subsequent proposed sale, mortgage, transfer, or encumbrance;

                (c)           Pledgor will, at its expense and in such manner and form as Pledgee may from time-to-time reasonably require, execute, deliver, file, and record any financing statement, specific assignment, or other instruments, certificates, or papers, and take any other action that may be necessary or desirable, or that Lender may from time-to-time reasonably request, in order to create, preserve, perfect, or validate any Security Interest, or to enable Pledgee to exercise and enforce its rights hereunder with respect to any of the Collateral.  In the event, for any reason, that the law of any jurisdiction other than the State of Georgia becomes or is applicable to the Collateral, or any part thereof, Pledgor agrees to execute and deliver all such instruments and to do all such other things that may be necessary or appropriate to preserve, protect, and enforce the Security Interests of Lender under the law of such other jurisdiction, to at least the same extent that the Security Interests would be protected under the Code.  To the extent permitted by applicable law, Pledgor hereby authorizes Pledgee to execute and file, in the name of Pledgor or otherwise, Uniform Commercial Code financing statements that Pledgee in its sole discretion may deem necessary or appropriate to further perfect the Security Interests; and

                (d)           Pledgor shall perform fully all obligations imposed upon it by any agreements or instruments concerning all or any part of the Collateral, including, without limitation, the Partnership Agreement, and shall maintain in full force and effect all such agreements and instruments, and shall not amend or modify, or consent to the amendment or modification of such agreements or instruments, without the prior written consent of Pledgee; and

                (e)           Pledgor will not sell, transfer, mortgage, or otherwise encumber the assets of the Partnership out of the ordinary course of business in any manner without first obtaining the written consent of Pledgee, which consent may be withheld in Pledgee’s sole and absolute discretion.  Any written consent to any such sale, mortgage, transfer, or encumbrance shall not be construed to be a waiver of this provision in respect of any subsequent proposed sale, mortgage, transfer, or encumbrance.

SECTION 4

GENERAL AUTHORITY AND POWERS AND REMEDIES

                4.1          Events of Default.  For purposes hereof, the term “Event of Default” shall mean the occurrence of an Event of Default as defined in the Note.

                4.2          Voting Rights; Dividends, Etc., Prior to Default.

                (a)           Rights Prior to Default.  So long as no Event of Default exists and Pledgee shall not have given written notice to Pledgor or the Partnership of its intention to foreclose upon or otherwise dispose of all or any part of the Collateral, or to exercise its voting rights pertaining to the Pledged Partnership Interests, Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Pledged Partnership Interests or any part thereof for any purpose not inconsistent with the terms of this Agreement.

                (b)           Termination of Rights.  Upon (i) the occurrence of an Event of Default, and (ii) the giving of written notice by Pledgee to Pledgor of its intention to (A) foreclose upon or otherwise dispose of all or any part of the Collateral or (B) exercise its voting rights pertaining to the Pledged Partnership Interests, all rights of Pledgor to exercise the voting and/or consensual rights and powers which it is entitled to exercise pursuant to Section 4.2(a) hereof shall cease, at the option of Pledgee, and all such rights shall thereupon become vested in Pledgee, who shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights.

                (c)           No Right to Receive Distributions.  If an Event of Default exists, all payments and distributions to be made to Pledgor upon or with respect to the Collateral shall be paid or delivered to Pledgee, and Pledgor agrees to take all such action as Pledgee may reasonably deem necessary or appropriate to cause all such payments and distributions to be made to Pledgee.  Further, Pledgee shall have the right, at any time after the occurrence of an Event of Default, to notify and direct the Partnership to thereafter make all payments, dividends, and any other distributions payable in respect thereof directly to Pledgee.  The Partnership shall be fully protected in relying on the written statement of Pledgee that it then holds a security interest which entitles it to receive such payments and distributions.  Any and all money and other property paid over to or received by Pledgee pursuant to this Section 4.2 shall be retained by Pledgee as additional collateral hereunder and may be applied (and upon Pledgor’s written request all cash shall promptly be applied) in accordance with Section 4.6 hereof.

                4.3          General Authority.  Pledgor hereby irrevocably appoints Pledgee, and its successors and assigns, the true and lawful attorney-in-fact of Pledgor, with full power of substitution, in the name of Pledgor, for the sole use and benefit of Pledgee, but at Pledgor’s expense, to the extent permitted by law to exercise, at any time and from time-to-time following the occurrence and during the continuance of an Event of Default, all or any of the following powers with respect to the Collateral:

                (a)           to ask, demand, sue for, collect, receive, and give acquittance and receipts for any and all monies due or to become due upon or by virtue thereof;

                (b)           to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper, in connection with clause (a) preceding;

                (c)           to settle, compromise, compound, prosecute, or defend any action or proceeding with respect thereto;

                (d)           subject to Section 4.4 hereof, to sell, transfer, assign, or otherwise deal in or with the same or the proceeds thereof as fully and effectually as if Pledgee were the absolute owner thereof; and

                (e)           to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto.

In addition, Pledgee, at any time, either before or after an Event of Default, shall, upon reasonable advance notice, have the right, together with such accountants and other agents or representatives as it may from time-to-time designate, to visit and inspect the Partnership’s properties, assets, books, records, and documents and to discuss the Partnership’s affairs, finances, and accounts with Pledgor’s and the Partnership’s representatives, officers, or directors, during all business hours as Pledgee may designate, and to make and take away copies of the Partnership’s records.  Pledgor shall furnish to Pledgee any information reasonably requested by Pledgee in connection with the Collateral.  Pledgor will maintain complete and accurate books and records regarding the Collateral.

                4.4          Remedies Upon Default.

                (a)           If any Event of Default shall have occurred and is continuing, Pledgee, at its option, without demand, presentment, notice of acceleration, intention to accelerate, or other notice (which are fully waived) may:

                (i)            exercise all the rights of a secured party under the Code (whether or not the Code is in effect in the jurisdiction where such rights are exercised, unless prohibited by applicable law).

                (ii)           apply the cash, if any, then held by Pledgee as Collateral as specified in Section 4.6.

                (iii)         sell all of the Collateral or any part thereof at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit, or for future delivery, and at such price or prices as Pledgee may reasonably deem satisfactory.  Upon Pledgee’s demand, Pledgor will take all steps necessary to prepare the Collateral for and otherwise assist in any proposed disposition of the Collateral.  Any permitted holder of the Secured Indebtedness may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations or if the subject Collateral is partnership interest or other Collateral that is the subject of the immediately following paragraph, at any private sale) and thereafter hold the same absolutely free from any right or claim of whatsoever kind.  Any holder of the Secured Indebtedness shall have the right to offset the amount of its bid against an equal amount of the Secured Indebtedness held by such holder.

                Pledgor agrees that, because of the Securities Act of 1933, as amended, or any other laws or regulations, and for other reasons, there may be legal and/or practical restrictions or limitations affecting Pledgee in any attempts to dispose of certain portions of the Collateral and for the enforcement of their rights.  For these reasons, Pledgee is hereby authorized by Pledgor, but not obligated, upon the occurrence and during the continuation of an Event of Default, to sell all or any part of the Collateral at private sale, subject to investment letter or in any other manner which will not require the Collateral, or any part thereof, to be registered in accordance with the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or any other laws or regulations, at a reasonable price at such private sale or other distribution in the manner mentioned above.  Pledgor understands that Pledgee may in its discretion approach a limited number of potential purchasers and that a sale under such circumstances may yield a lower price for the Collateral, or any part thereof, than would otherwise be obtainable if such Collateral were either afforded to a larger number of potential purchasers or registered or sold in the open market.  Pledgor agrees that such private sale shall be deemed to have been made in a commercially reasonable manner, and that Pledgee has no obligation to delay the sale of any Collateral to permit the issuer thereof to register it for public sale under any applicable federal or state securities laws.

                Pledgee is authorized in connection with any such sale to (i) restrict the prospective bidders on or purchasers of any of the Collateral to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Collateral, and (ii) impose such other limitations or conditions in connection with any such sale as Pledgee reasonably deems necessary in order to comply with applicable law.  Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as Pledgee reasonably deems necessary in order that any such sale may be made in compliance with applicable law.  Upon any such sale Pledgee shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the Collateral so sold absolutely free from any claim or right of Pledgor of whatsoever kind, including any equity or right of redemption of Pledgor.  Pledgor, to the extent permitted by applicable law, hereby specifically waives all rights of redemption, stay, or appraisal which it has or may have under any law now existing or hereafter enacted.

                Pledgor agrees that ten (10) days’ written notice from Pledgee to Pledgor of Pledgee’s intention to make any such public or private sale or sale at a broker’s board or on a securities exchange shall constitute “reasonable notification” within the meaning of Section 9-404(c) of the Code.  Such notice shall (A) in case of a public sale, state the time and place fixed for such sale, (B) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such a sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered to sale at such board or exchange, and (C) in the case of a private sale, state the day after which such sale may be consummated.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Pledgee may fix in the notice of such sale.  At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as Pledgee may reasonably determine.  Pledgee shall not be obligated to make any such sale pursuant to any such notice.  Pledgee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time-to-time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.

                In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Pledgee until the selling price is paid by the purchaser thereof, but Pledgee shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold, and in case of any such failure, such Collateral may again be sold upon like notice.  Pledgee, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

                (b)           Without limiting the foregoing or imposing upon Pledgee any obligations or duties not required by applicable law, Pledgor acknowledges and agrees that, in foreclosing upon any of the

Collateral or exercising any other rights or remedies provided Pledgee hereunder or under applicable law, Pledgee may, but shall not be required to: (i) qualify or restrict prospective purchasers of the Collateral by requiring evidence of sophistication and/or creditworthiness, and requiring the execution and delivery of confidentiality agreements or other documents and agreements as a condition to such prospective purchasers’ receipt of information regarding the Collateral or participation in any public or private foreclosure sale process; (ii) provide to prospective purchasers the Partnership Agreement and business and financial information regarding the Partnership available in the files of Pledgee at the time of commencing the foreclosure process, without the requirement that Pledgee obtain, or seek to obtain, any updated business or financial information or Partnership Agreement, or verify or certify to prospective purchasers the accuracy of any such business or financial information or Partnership Agreement; or (iii) offer for sale, and sell, partnership interests either with, or without, first employing an appraiser, investment banker, or broker with respect to the evaluation of Collateral, the solicitation of purchasers for Collateral, or the manner of sale of Collateral.

                (c)           Pledgee shall have all rights and remedies granted in the Note or existing at common law or equity (including specifically those granted by the Code), and such rights and remedies (i) shall be cumulative and concurrent, (ii) may be pursued separately, successively, or concurrently against Pledgor and any party obligated to pay or perform the Secured Indebtedness, any of the Collateral, or any other security for any of the Secured Indebtedness, at the sole discretion of Pledgee, and (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Pledgor that the exercise or failure to exercise any such rights or remedies shall in no event be construed as a waiver or release thereof or of any other right, remedy, or recourse.

                (d)           Notwithstanding a foreclosure upon any of the Collateral or exercise of any other remedy by Pledgee in connection with an Event of Default, Pledgor shall not be subrogated thereby to any rights of Pledgee against the Collateral or any other security for any of the Secured Indebtedness.  Pledgor shall not be deemed based on any subrogation or other rights it may have to be the owner of any interest in any of the Secured Indebtedness unless and until all of the Secured Indebtedness has been indefeasibly paid to Pledgee and fully performed and discharged.

                (e)           All recitals in any instrument of assignment or any other instrument executed by Pledgee incident to the sale, transfer, assignment, or other disposition or utilization of the Collateral or any part thereof hereunder shall be presumptive evidence of the matters stated therein and all prerequisites of such sale or other action contained in such recitals shall be presumed to have been performed or to have occurred.

                4.4          Waivers by Pledgor.  In case of any Event of Default, neither Pledgor nor anyone claiming by, through, or under Pledgor, to the extent Pledgor may lawfully so agree, shall or will set up, claim, or seek to take advantage of any appraisement, valuation, stay, extension, or redemption law now or hereafter in force under any applicable law, in order to prevent or hinder the enforcement of this Agreement, or the absolute sale of the Collateral, or the final and absolute putting into possession thereof, immediately after such sale, of the purchaser thereof; and Pledgor in Pledgor’s own right and for all who may claim under Pledgor, hereby waives, to the fullest extent that Pledgor may lawfully do so, the benefit of any and all right to have the Collateral marshaled upon any enforcement of the Security Interests herein granted, and Pledgor agrees that Pledgee or any court having jurisdiction to enforce the Security Interests may sell the Collateral in parts or as an entirety.

                4.6          Application of Proceeds.  Upon the maturity of any instrument evidencing the Secured Indebtedness or any part thereof, whether such maturity be by such terms of such instruments or through the exercise of any power of acceleration, Pledgee is authorized and empowered to apply any and all funds realized from the sale of all or any part of the Collateral not previously credited against the Secured Indebtedness as provided in the Note.

                4.7          Enforcement of Secured Indebtedness.  Nothing in this Agreement shall affect or impair the unconditional and absolute right of Pledgee to enforce the Secured Indebtedness as and when the same shall become due in accordance with the terms of the Note whether by acceleration or otherwise.

SECTION 5

MISCELLANEOUS

                5.1          Terms Commercially Reasonable.  The terms of this Agreement shall be deemed commercially reasonable within the meaning of the Uniform Commercial Code in effect and applicable hereto.

                5.2          Headings.  The headings of sections herein are inserted only for convenience and shall in no way define, describe, or limit the scope or intent of any provision of this Agreement.

                5.3          Amendments.  No change, amendment, modification, cancellation, or discharge of any provision of this Agreement shall be valid unless consented to in writing by the party or parties against whom enforcement thereof is sought.

                5.4          Assignment of Pledgee’s Rights.  Pledgee shall have the right to assign all or any portion of its rights under this Agreement to any permitted subsequent holder or holders of the Secured Indebtedness.

                5.5          Parties in Interest.  As and when used herein, the term “Pledgor” shall mean and include Pledgor herein named and its successors and assigns, and the term “Pledgee” shall mean and include Pledgee herein named and its successors and permitted assigns, and all covenants and agreements herein shall be binding upon and inure to the benefit of Pledgor and Pledgee and their respective assigns.

                5.6          Applicable Laws.  THIS AGREEMENT AND ALL ISSUES AND CLAIMS ARISING IN CONNECTION WITH OR RELATING TO THE SECURED INDEBTEDNESS, INCLUDING BUT WITHOUT LIMITATION, ALL CONTRACT, TORT, EQUITY, OR OTHER CLAIMS OR COUNTERCLAIMS SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA (WITHOUT CONSIDERATION OF ITS CONFLICTS OF LAWS RULES) AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall remain unaffected.

                5.7          Notices.  Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given in accordance with Section 10.1 of the Agreement, to the address of such party as follows:

If to Pledgee:	HealthTronics Surgical Services, Inc.
1814 West Oak Parkway, Suite A
Marietta, GA 30062
Attention: Ted Biderman, General Counsel
Telecopier: (770) 419-9490

If to Pledgor:	7200 North State Highway 161, Suite 210
Irving, Texas 75039
Attention: Robert A. Yonke
Telecopier: (214) 574-4020

                5.8          Financing Statement.  Pledgee shall be entitled at any time to file a photographic or other reproduction of this Agreement as a financing statement, but the failure of Pledgee to do so shall not impair the validity or enforceability of this Agreement.

                5.9          Obligations Absolute.  All rights and remedies of Pledgee hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

                (a)           any lack of validity or enforceability of the Note or any other agreement or instrument relating to the Note;

                (b)           any change in the time, manner, or place of payment of, or in any other term of, all or any of the Secured Indebtedness, or any other amendment or waiver of or any consent to any departure from the Note or the Agreement;

                (c)           any exchange, release, or non-perfection of any Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Indebtedness; or

                (d)           any other circumstance (other than payment in full of the Secured Indebtedness) that might otherwise constitute a defense available to, or a discharge of, Pledgor.

                5.10        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

                5.11        Disclosure.  Pledgee is granted the right to discuss Pledgor’s or the Partnership’s affairs, finances, and accounts with all parties to such degree as Pledgee deems necessary or advisable to protect its security interest and/or the repayment of the indebtedness secured hereby.  Pledgor covenants to do all things necessary or appropriate to permit Pledgee to fully exercise its rights under this paragraph.

                5.12        Entirety.  This Agreement, the Note, and the Agreement embody the final, entire agreement among Pledgor and Pledgee with respect to the pledge and assignment of the Collateral and the other matters addressed herein and therein, and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

                5.13        WAIVER OF NOTICE AND HEARING.  PLEDGOR HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO NOTICE OR HEARING PRIOR TO SEIZURE BY PLEDGEE OF THE COLLATERAL, WHETHER BY WRIT OF POSSESSION OR OTHERWISE.

                IN WITNESS WHEREOF, Pledgor has executed this Agreement as of the day and year first above written.

PLEDGOR:

U.S. Medical Development, Inc.

By:
Name: John M. House, M.D.
Title: President

**Schedules described in Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K.  The omitted schedules will be furnished to the Commission upon request.